FOR IMMEDIATE RELEASE

ABERDENE MINES COMMENCES DRILLING ON NEW YORK CANYON COPPER PROJECT IN NEVADA

Las Vegas, Nevada, September 13, 2005, Aberdene Mines Limited (the 'Company') (OTCBB: ABRM) is pleased to announce that it has commenced drilling on its New York Canyon copper project located in Nevada. Two drill rigs are currently in operation at this time - a core rig on the Copper Queen property and a reverse-circulation rig on the Longshot Ridge property.

At Copper Queen, on the western part of the claim block, the core rig is currently drilling hole (05-1) at a depth of 736 feet.

At Longshot Ridge, on the eastern part of the claim block, the reverse circulation rig is drilling infill holes for verification purposes. The first hole (05-2), on the northern margin of the structure, has been completed intersecting a small amount of sediments before drilling into the intrusive to a depth of 195 feet. The second hole on Longshot Ridge (05-3) was drilled to a depth of 265 feet to test the northern boundary.

Once the Copper Queen hole (05-1) is completed to depth the core rig will be moved to Longshot Ridge to drill hole (05-4) and to test mineralization at depth and also for metallurgical purposes.

About Aberdene
 Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 4,890 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne. Additionally, the property is about 5 miles SSE of the Santa Fe Gold Mine, a former heap leach mine operated by Homestake Mining Co. Aberdene has successfully completed its first year commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC.

On behalf of the Board of Directors,

ABERDENE MINES LTD.

Brent Jardine, President

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For more information contact:	Head Office Contact :
Brent Jardine, President	101 Convention Centre Drive Suite 700
jardine@aberdenemines.com	Las Vegas, Nevada 89109
T: (800) 430-4034	T: (702) 939-5389
F: (702 221-0904